Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

C&F FINANCIAL CORPORATION

and

PEOPLES BANKSHARES, INCORPORATED

August 13, 2019

i

5.14	Employment Arrangements.	49
5.15	Notice of Deadlines.	49
5.16	Consent to Assign and Use Leased Premises; Extensions.	49
5.17	Takeover Laws.	50
5.18	Change of Method.	50
5.19	Certain Policies.	50
5.20	Shareholder Litigation.	50

ARTICLE 6 Conditions to the Merger		51
6.1	General Conditions.	51
6.2	Conditions to Obligations of CFFI.	51
6.3	Conditions to Obligations of PBVA.	52

ARTICLE 7 Termination		53
7.1	Termination.	53
7.2	Effect of Termination.	54
7.3	Non-Survival of Representations, Warranties and Covenants.	55
7.4	Fees and Expenses.	55

ARTICLE 8 General Provisions		56
8.1	Entire Agreement.	56
8.2	Binding Effect; No Third Party Rights.	56
8.3	Waiver and Amendment.	56
8.4	Governing Law.	56
8.5	Notices.	57
8.6	Counterparts.	58
8.7	Waiver of Jury Trial.	58
8.8	Severability.	58
8.9	Specific Performance.	58

LIST OF EXHIBITS

EXHIBIT 1.1	Form of Plan of Merger
EXHIBIT 5.8	Form of Support and Non-Competition Agreement

INDEX OF DEFINED TERMS

ACA	Section 3.3(n)(ii)
Acquisition Proposal	Section 5.5(c)
Adjusted Ratio	Section 2.1(f)
Affected Agreements	Section 5.14(b)
Agreement	Recitals
BHCA	Section 3.3(a)
Burdensome Condition	Section 5.6(a)
C&F Bank	Section 1.3
CFFI	Recitals
CFFI Bank Reports	Section 3.4(f)
CFFI Benefit Plan(s)	Section 3.4(k)(i)
CFFI Common Stock	Section 2.1(a)
CFFI Financial Statements	Section 3.4(e)(ii)
CFFI Stock Plan	Section 3.4(d)(iii)
Cash Consideration	Section 2.1(b)(i)
CDARS	Section 4.1(k)
Change in PBVA Recommendation	Section 5.5(e)
Closing	Section 1.2(b)
Closing Date	Section 1.2(b)
Code	Recitals
Computer Systems	Section 3.3(aa)(i)
Confidentiality Agreement	Section 5.2(c)
CRA	Section 3.3(bb)
Derivative Contract	Section 3.3(t)(iv)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.7
ERISA	Section 3.3(n)(iii)
ERISA Affiliate	Section 3.3(n)(iii)
Effective Time	Section 1.2(a)
Environmental Claim	Section 3.3(q)(iv)(A)
Environmental Laws	Section 3.3(q)(iv)(B)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
FDIC	Section 3.3(b)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(j)(iii)
Indemnified Party	Section 5.13(a)
Intellectual Property	Section 3.3(s)
Knowledge	Section 3.2(c)
Letter of Transmittal	Section 2.2(c)
Loan	Section 3.3(p)(x)
Loan Loss Allowance	Section 3.3(p)(iii)
Material Adverse Effect	Section 3.2(b)

Materials of Environmental Concern	Section 3.3(q)(iv)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)(ii)
Nonqualified Plans	Section 5.10(e)
OREO	Section 3.3(p)(iv)
Organizational Documents	Section 3.3(a)
PBVA	Recitals
PBVA 401(k) Plan	Section 5.10(d)
PBVA Bank Reports	Section 3.3(f)
PBVA Benefit Plan(s)	Section 3.3(n)(i)
PBVA Board Recommendation	Section 5.3
PBVA Book-Entry Shares	Section 2.1(d)
PBVA Common Certificate	Section 2.1(d)
PBVA Common Stock	Section 2.1(b)
PBVA Continuing Employees	Section 5.10(a)
PBVA Financial Statements	Section 3.3(e)(i)
PBVA Material Contract	Section 3.3(i)(i)
PBVA Shareholder Approval	Section 3.3(c)(i)
PBVA Shareholders Meeting	Section 5.3
Plan of Merger	Section 1.1
Proxy Statement	Section 3.3(c)(iv)
Registration Statement	Section 3.3(c)(iv)
Regulatory Approvals	Section 5.6(a)
Regulatory Agencies	Section 3.3(f)
Rights	Section 3.3(d)(iv)
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.4(e)(i)
Sarbanes-Oxley Act	Section 3.3(e)(ii)
Securities Act	Section 3.3(c)(iv)
Stock Consideration	Section 2.1(b)(ii)
Subordinated Note	Section 5.9
Subsidiary(ies)	Section 3.3(b)
Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Support and Non-Competition Agreements	Section 5.8
Tax	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Technology Systems	Section 3.3(s)
Termination Fee	Section 7.4(b)
Treasury Regulations	Recitals
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 13, 2019, between C&F FINANCIAL CORPORATION, a Virginia corporation (“CFFI”), and PEOPLES BANKSHARES, INCORPORATED, a Virginia corporation (“PBVA”).

WHEREAS, the Boards of Directors of CFFI and PBVA have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of PBVA with and into CFFI (the “Merger”);

WHEREAS, the Boards of Directors of CFFI and PBVA have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes and applicable state income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the treasury regulations (as amended) promulgated under the Code (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1       The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2(a)), PBVA will be merged with and into CFFI pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”).  The separate corporate existence of PBVA thereupon shall cease, and CFFI will be the surviving corporation in the Merger.  The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2       Effective Time; Closing.

(a)        On the Closing Date (as defined below), the parties shall execute and cause to be filed the Articles of Merger with the Virginia State Corporation Commission as provided in Section 13.1-720 of the VSCA.  The Merger will become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission or at such other date and time as mutually agreed to by the parties and set forth in the Articles of Merger (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur on the fifth (5th) business day after the satisfaction or, to the extent permitted by law, waiver, of the conditions set forth in Article 6 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other date mutually agreed to by the parties.  Notwithstanding that the Closing Date may occur prior to the date of the Effective Time, the parties hereto acknowledge and agree that the Merger shall not be effective until the occurrence of the Effective Time.

(b)        Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time at the offices of Williams Mullen, 200 South 10th Street, Suite 1600, Richmond, Virginia, on a date mutually agreed to by the parties and which shall be held at or prior to the Effective Time (the “Closing Date”).  All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties on the Closing Date.

1.3       Banking Operations.

At and after the Effective Time, Peoples Community Bank, the wholly-owned Virginia chartered commercial bank subsidiary of PBVA, shall operate as a separate Virginia chartered commercial banking subsidiary of CFFI until such time as Peoples Community Bank shall be merged (the “Subsidiary Bank Merger”) with and into Citizens and Farmers Bank, the wholly-owned Virginia chartered commercial bank subsidiary of CFFI (“C&F Bank”).

1.4       Articles of Incorporation and Bylaws of CFFI.

The Articles of Incorporation of CFFI as in effect immediately prior to the Effective Time will be the Articles of Incorporation of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.  The Bylaws of CFFI as in effect immediately prior to the Effective Time will be the Bylaws of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.

1.5       Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (and any comparable provision of state law), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law). CFFI and PBVA shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1       Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of CFFI or PBVA, or their respective shareholders:

(a)        Subject to Section 2.1(e), each share of common stock, par value $1.00 per share, of CFFI (“CFFI Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)        Subject to Section 2.1(e), each share of common stock, par value $2.00 per share, of PBVA (“PBVA Common Stock”), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8), shall be converted into and exchanged for the right to receive:

(i)         cash in the amount of $27.00 per share (the “Cash Consideration”); and

(ii)        0.5366 shares of CFFI Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(c)        All shares of PBVA Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d)        Each certificate previously representing shares of PBVA Common Stock (a “PBVA Common Certificate”) and the non-certificated shares of PBVA Common Stock (the “PBVA Book-Entry Shares”)  shall cease to represent any rights except the right to receive with respect to each underlying share of PBVA Common Stock (i) the Merger Consideration upon the surrender of such PBVA Common Certificate or PBVA Book-Entry Shares in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.3 and 2.5.

(e)        Each share of PBVA Common Stock held by either party and each share of CFFI Common Stock held by PBVA or any of PBVA’s Subsidiaries (as defined herein) prior to the Effective Time (in each case other than held in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFFI Common Stock shall resume the status of authorized and unissued shares of CFFI Common Stock.

(f)        If either Williams Mullen, as counsel to CFFI, or Troutman Sanders LLP, as counsel to PBVA, reasonably determines that it cannot render the federal tax opinion referred to in Section 6.2(c) or Section 6.3(c), respectively, as a result of the Merger’s potential failure to qualify as a “reorganization” within the meaning of Section 368(a) of the Code because of the continuity of interests requirements therein, then CFFI, with the consent of PBVA (not to be unreasonably withheld), shall have the right to (i) increase the per share Stock Consideration payable pursuant to Section 2.1(b)(ii) by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code (taking into consideration the adjustment to the per share Cash Consideration in clause (ii)) (the per share Stock Consideration as so increased, the “Adjusted Ratio”), and concurrently (ii) decrease the per share Cash Consideration payable pursuant to Section 2.1(b)(i) by a dollar amount equal to the product of (x) the difference between the Adjusted Ratio and 0.5366 and (y) the closing sale price per share of CFFI common stock on August 13, 2019.

2.2       Exchange Procedures.

(a)        Prior to the Effective Time, CFFI shall appoint American Stock Transfer & Trust Company, LLC (or such other transfer agent or depository or trust institution of recognized standing approved by CFFI and PBVA) to act as the exchange agent (the “Exchange Agent”) for purposes of the payment and exchange of the Merger Consideration.

(b)        On or before the Closing Date, CFFI shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the PBVA Common Certificates and PBVA Book-Entry Shares, (i) the number of shares of CFFI Common Stock to be issued pursuant to this Article 2, which shares may be, at the election of CFFI, either certificates representing the shares of CFFI Common Stock or non-certificated shares of CFFI Common Stock, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of PBVA Common Stock and PBVA Book-Entry Shares.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CFFI; provided, that no such investment or losses thereon shall affect the Merger Consideration, and CFFI shall promptly provide additional funds to the Exchange Agent for the benefit of holders of PBVA Common Stock in the amount of any such losses to the extent necessary for payment of the Cash Consideration or the cash paid in lieu of fractional shares.  Any interest or other income resulting from such investments shall be paid to CFFI or as directed by CFFI.

(c)        Prior to the Effective Time, CFFI shall prepare appropriate and customary transmittal materials on which CFFI and PBVA shall mutually agree (the “Letter of Transmittal”) for use in exchanging the PBVA Common Certificates or PBVA Book-Entry Shares held by each former shareholder of record of PBVA immediately before the Effective Time for the Merger Consideration.  The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) PBVA Common Certificates that immediately prior to the Effective Time represent outstanding shares of PBVA Common Stock and (ii) PBVA Book Entry Shares, in each case other than shares cancelled pursuant to Section 2.1(e) and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable, the surrender of the PBVA Common Certificates or the PBVA Book Entry Shares to the Exchange Agent.  CFFI shall cause the Exchange Agent to send the Letter of Transmittal to each former shareholder of record of PBVA Common Stock immediately before the Effective Time not more than five (5) business days after the Effective Time.

(d)        CFFI shall cause the Merger Consideration into which shares of PBVA Common Stock are converted at the Effective Time, and dividends or distributions that a PBVA shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such PBVA shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of PBVA Common Certificates and PBVA Book-Entry Shares representing such shares of PBVA Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Time.  No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.3 or 2.5.

(e)        Any PBVA shareholder whose PBVA Common Certificates or PBVA Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by CFFI pursuant to applicable law and as required in accordance with CFFI’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(f)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBVA for twelve (12) months after the Effective Time shall be returned to CFFI (together with any earnings in respect thereof).  Any shareholders of PBVA who have not complied with this Article 2 shall thereafter be entitled to look only to CFFI, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of PBVA Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

(g)        None of the Exchange Agent, either of the parties hereto or any of CFFI’s Subsidiaries (as defined herein) or PBVA’s Subsidiaries shall be liable to any shareholder of PBVA for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3       No Fractional Shares.

Each holder of shares of PBVA Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFFI Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFFI Common Stock multiplied by the average closing sale price per share of CFFI Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the last trading day immediately prior to the Effective Time.

2.4       Anti-Dilution.

In the event CFFI changes (or establishes a record date for changing) the number of shares of CFFI Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

2.5       Dividends.

Whenever a dividend or other distribution is declared by CFFI the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CFFI Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any PBVA Common Certificate or PBVA Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the PBVA Common Certificate or PBVA Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(e)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6       Withholding Rights.

Each of CFFI and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.7       Dissenting Shares.

Any holder of shares of PBVA Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from CFFI, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to PBVA the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”).  In the event that after the Effective Time a dissenting shareholder of PBVA fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, CFFI shall issue and deliver the consideration to which such holder of shares of PBVA Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the PBVA Common Certificate or PBVA Book-Entry Shares representing such shares.

ARTICLE 3

Representations and Warranties

3.1       Disclosure Letters.

(a)        Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or 3.4, or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)        Any disclosures made by PBVA with respect to a subsection of Section 3.3, or by CFFI with respect to a subsection of Section 3.4, shall be deemed to qualify (i) any subsections of Section 3.3 or 3.4, respectively, specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 or 3.4, respectively, to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections.

3.2       Standard.

(a)        No representation or warranty of CFFI or PBVA contained in Section 3.3 or 3.4 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(g)(ii), Section 3.3(y)(i), Section 3.4(d), Section 3.4(g)(ii) and Section 3.4(l)(i) which shall be true and correct in all respects (other than, in the case of Section 3.3(d), Section 3.3(e), Section 3.4(d) and Section 3.4(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i) and Section 3.4(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that in applying the standard set forth in this Section 3.2(a), all materiality and “Material Adverse Effect” qualifications and exceptions contained in the individual representations and warranties shall be disregarded).

(b)        The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to CFFI, PBVA, or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, and (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party hereto and its Subsidiaries, taken as a whole, as compared to other  comparable companies in the commercial banking industry.

(c)        The term “Knowledge” with respect to CFFI, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of CFFI’s Disclosure Letter and, with respect to PBVA, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of PBVA’s Disclosure Letter.

3.3       Representations and Warranties of PBVA.  Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in PBVA’s Disclosure Letter, PBVA represents and warrants to CFFI as follows:

(a)        Organization, Standing and Power.  PBVA is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. PBVA has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. PBVA is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). PBVA is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither PBVA nor any of its Subsidiaries is in violation of any provision of the Organizational Documents (as defined herein) or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof are attached to PBVA’s Disclosure Letter.

(b)        Subsidiaries. Each of PBVA’s Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of PBVA’s Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by PBVA free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of PBVA’s Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of PBVA’s Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of PBVA’s Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of PBVA’s direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of PBVA’s Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.  Section 3.3(b) of PBVA’s Disclosure Letter also lists any corporation, bank or other business organization of which PBVA or Peoples Community Bank owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows for each such entity its jurisdiction of incorporation, each jurisdiction in which such entity is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of such entity.

The term “Subsidiary” when used with respect to any party means any corporation, bank or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c)        Authority; No Breach of the Agreement.

(i)         PBVA has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the PBVA Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by PBVA have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Board of Directors of PBVA) and subject only to the receipt of approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of PBVA Common Stock (the “PBVA Shareholder Approval”).

(ii)       This Agreement has been duly executed and delivered by PBVA and assuming due authorization, execution and delivery of this Agreement by CFFI, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity.

(iii)      Neither the execution and delivery of this Agreement by PBVA, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv)       Except for (A) the filing of applications, filings and notices, as applicable, with The Nasdaq Stock Market, LLC and the approval of the listing of the CFFI Common Stock issued pursuant to the Merger on the Nasdaq Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FDIC in connection with the Merger and the Subsidiary Bank Merger, and approval of such applications, filings and notices as applicable, (D) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement/prospectus in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of PBVA constituting a part thereof, the “Proxy Statement”) relating to the PBVA Shareholders Meeting (as defined herein), and of the registration statement on Form S-4, in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by CFFI in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the filing of the Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CFFI Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, PBVA is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)        PBVA Capital Stock.

(i)         As of August 13, 2019, the authorized capital stock of PBVA consists of 1,000,000 shares of common stock, par value $2.00 per share, of which 391,450 shares are issued and outstanding;

(ii)       All outstanding shares of capital stock of PBVA have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)      As of August 13, 2019, no shares of PBVA Common Stock are subject to options to purchase PBVA Common Stock and no shares of PBVA Common Stock are subject to unvested restricted stock awards; and

(iv)       As of the date of this Agreement, no shares of capital stock of PBVA are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which PBVA is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”).

(e)        Financial Statements.

(i)         PBVA has made available to CFFI copies of PBVA’s (A) audited consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes to the financial statements and (B) unaudited consolidated balance sheets and related consolidated statements of income for the quarter ended June 30, 2019 (such items described in clauses (A) and (B), the “PBVA Financial Statements”). PBVA will make available to CFFI, as soon as reasonably practicable following the preparation thereof, unaudited consolidated balance sheets and related consolidated statements of income for each subsequent calendar quarter.  The PBVA Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to CFFI after the date of this Agreement, will fairly present) the consolidated financial position of PBVA and its Subsidiaries, as at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii)       PBVA and each of its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that all material information is made known on a timely basis to permit the preparation of the PBVA Financial Statements and any public disclosure documents relating to PBVA or any of its Subsidiaries.  Neither PBVA nor any of its Subsidiaries is subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and nothing contained in this Section 3.3(e)(ii) shall be construed as a representation or warranty that PBVA’s or its Subsidiaries’ internal accounting controls are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(f)        Bank Reports.  PBVA and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “PBVA Bank Reports”), that they were required to file since December 31, 2015 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or any of its Subsidiaries (collectively, the “Regulatory Agencies”), including any PBVA Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such PBVA Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PBVA. Any such PBVA Bank Report regarding PBVA or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of PBVA’s and its Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of PBVA or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any PBVA Bank Report or relating to any examination or inspection of PBVA or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(g)        Absence of Certain Changes or Events.  Since December 31, 2018, except as set forth in Section 3.3(g) of PBVA’s Disclosure Letter, (i) PBVA and each of its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBVA.

(h)        Absence of Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in the PBVA Bank Reports or PBVA Financial Statements filed by PBVA or its Subsidiaries or made available to CFFI prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(h) of PBVA’s Disclosure Letter, neither PBVA nor any of its Subsidiaries has, and since December 31, 2018 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the PBVA Bank Reports or PBVA Financial Statements).

(i)         Material Contracts; Defaults.

(i)         Set forth in Section 3.3(i)(i) of PBVA’s Disclosure Letter is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that PBVA or any of its Subsidiaries is a party to, bound by or subject to (each, a “PBVA Material Contract”): (A) with respect to employment of an officer or director or engagement of a consultant, including any employment, severance, termination, consulting or retirement agreement, (B) which would entitle any present or former director, officer, employee or agent of PBVA or any of its Subsidiaries to indemnification from PBVA or any of its Subsidiaries, (C) which is a material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and either (1) involving the payment or value of more than $25,000 per year or (2) has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of PBVA or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice,  (H) which provides for the payment by PBVA or any of its Subsidiaries of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by PBVA or any of its Subsidiaries or which involves the acquisition or disposition of any real property, (J) involves Intellectual Property (as defined herein) (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (K) which materially restricts the conduct of any business by PBVA or any of its Subsidiaries or limits the freedom of PBVA or any of its Subsidiaries to engage in any line of business in any geographic area (or to PBVA’s Knowledge would so restrict CFFI or C&F Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires PBVA or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that prohibits or materially restricts the conduct of business by it or to the Knowledge of PBVA, any of its Subsidiaries or any of its personnel in PBVA’s geographic area or its or their ability to compete in any PBVA line of business, or (M) which is with respect to, or otherwise commits PBVA or any of its Subsidiaries to do, any of the foregoing.

(ii)       Each PBVA Material Contract is valid and binding on PBVA or the respective Subsidiary of PBVA and is in full force and effect (other than due to the ordinary expiration thereof), and to the Knowledge of PBVA is valid and binding on the other parties thereto.  Neither PBVA nor any of its Subsidiaries is, and, to the Knowledge of PBVA, no other party thereto is, in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and to the Knowledge of PBVA there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(j)         Legal Proceedings; Compliance with Laws.

(i)         Except as set forth in Section 3.3(j) of PBVA’s Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to PBVA’s Knowledge, threatened in writing against PBVA or any of its Subsidiaries or against any of PBVA’s or its Subsidiaries’ properties, assets, interests or rights, or to its Knowledge, any of PBVA’s or its Subsidiaries’ officers, directors or employees in their capacities as such. Neither PBVA nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither PBVA nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.

(ii)       PBVA and each of its Subsidiaries is, and at all times since December 31, 2014 has been in compliance in all material respects with, all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws (as defined herein) and all posted and internal policies of PBVA and each such Subsidiary related to customer data, privacy and security.

(iii)      PBVA and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(k)        Tax Matters.

(i)         PBVA and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(k)(i) of PBVA’s Disclosure Letter, and are reflected as a liability in the PBVA Bank Reports or PBVA Financial Statements. Neither PBVA nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in Section 3.3(k)(i) of PBVA’s Disclosure Letter, no Tax Return filed by PBVA or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against PBVA or any of its Subsidiaries by any Governmental Authority that has not been finally settled or otherwise resolved. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)       PBVA and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. PBVA and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii)      There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of PBVA’s assets or any of its Subsidiaries’ assets. Neither PBVA nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PBVA and its Subsidiaries). Neither PBVA nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)       Neither PBVA nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. PBVA and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. PBVA is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)        Neither PBVA nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(l)         Property.

(i)         Except as set forth in Section 3.3(l)(i) of PBVA’s Disclosure Letter or reserved against as disclosed in the PBVA Bank Reports or PBVA Financial Statements, PBVA and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in the PBVA Bank Reports or PBVA Financial Statements as of December 31, 2018 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2018). All buildings, and all fixtures, equipment, and other property and assets that are material to PBVA or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii)       Section 3.3(l)(ii) of PBVA’s Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by PBVA and each of its Subsidiaries or in which PBVA or any of its Subsidiaries has any ownership or leasehold interest. PBVA has made available to CFFI true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which PBVA or any of its Subsidiaries is a party.

(m)       Labor and Employment Matters.

(i)         Neither PBVA nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PBVA or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving PBVA or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is PBVA, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii)       PBVA and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(m)(ii) of

PBVA’s Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to PBVA’s Knowledge, threatened against PBVA or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To PBVA’s Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. To PBVA’s Knowledge, PBVA and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iii)      Except as set forth in Section 3.3(m)(iii) of PBVA’s Disclosure Letter, employment of each employee and the engagement of each independent contractor who is a natural person by PBVA or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

(iv)       To PBVA’s Knowledge, all of its employees are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(n)        PBVA Employee Benefit Plans.

(i)         Section 3.3(n)(i) of PBVA’s Disclosure Letter sets forth a complete and accurate list of: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or paid leave plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other material employee and director benefit plans or programs; and (F) all other material compensation plans or programs, in each case of (A) through (F) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries  sponsors, has  an obligation to contribute or has  any liability (individually, a “PBVA Benefit Plan” and collectively, the “PBVA Benefit Plans”).

(ii)       PBVA has and its Subsidiaries have, with respect to each PBVA Benefit Plan, previously made available to CFFI true and complete copies of the following documents, to the extent applicable: (A) all current PBVA Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and PBVA Benefit Plan participants and beneficiaries made during the past three (3) years; (C) the Form 5500 filed in each of the most recent three (3) plan years (including all schedules thereto and the opinions of independent accountants); (D) the two most recent actuarial valuations or, as applicable, stock valuations or appraisals; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the PBVA Benefit Plan is or was intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from or issued by the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all PBVA Benefit Plans; (I) copies of all material correspondence with any Governmental Authority within the last three (3) years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of any unwritten PBVA Benefit Plans that provide for material compensation or benefits.

(iii)      Except as set forth in Section 3.3(n)(iii) of PBVA’s Disclosure Letter, neither PBVA nor any of its Subsidiaries, nor any of its ERISA Affiliates has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.  “ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated as a single employer with PBVA or any of its Subsidiaries pursuant to Section 414(b) or (c) of the Code.

(iv)       All PBVA Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each PBVA Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(v)        The Internal Revenue Service has determined that the form of each PBVA Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To PBVA’s Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption.  Except as set forth on Section 3.3(n)(v) of PBVA’s Disclosure Letter, there have been no

“terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi)       All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all PBVA Benefit Plans will have been made or properly accrued on or before the Closing Date. All contributions to any PBVA Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii)     To PBVA’s Knowledge, neither PBVA nor any of its Subsidiaries (or former Subsidiaries) has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any PBVA Benefit Plan or its related trust. To PBVA’s Knowledge, no individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any PBVA Benefit Plan has any liability  for breach of fiduciary duty under ERISA.

(viii)    Except as set forth in Section 3.3(n)(viii) of PBVA’s Disclosure Letter, there are no actions, suits, investigations or claims pending, or to PBVA’s Knowledge threatened or anticipated, with respect to any PBVA Benefit Plans (other than routine claims for benefits). No PBVA Benefit Plan is the subject of a pending or, to PBVA’s Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state Governmental Authority.

(ix)       Except as set forth in Section 3.3(n)(ix) of PBVA’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any PBVA Benefit Plan or related trust. PBVA has previously delivered to CFFI its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 3.3(n)(ix) of PBVA’s Disclosure Letter (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. With respect to individuals who are not identified in Section 3.3(n)(ix) of PBVA’s Disclosure Letter, neither PBVA nor its Subsidiaries is required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.3(n)(ix) of PBVA’s Disclosure Letter, no PBVA Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x)        Each PBVA Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(xi)       Except as set forth in Section 3.3(n)(xi) of PBVA’s Disclosure Letter, PBVA and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any PBVA Benefit Plan for calendar years 2016, 2017 and 2018, and for the portion of calendar year 2019 through the date hereof.

(xii)     Each PBVA Benefit Plan of PBVA and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. PBVA and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither PBVA nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(n)(xii) of PBVA’s Disclosure Letter, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any PBVA Benefit Plan and to PBVA’s Knowledge no circumstance exists which could give rise to such tax.

(xiii)    Except as set forth in Section 3.3(n)(xiii) of PBVA’s Disclosure Letter, no PBVA Benefit Plan permits  investments in equity of PBVA, or investments in which the value is based on or associated with equity of PBVA.

(o)        Insurance.  PBVA and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of PBVA and its Subsidiaries, PBVA or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2017, neither PBVA nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and PBVA has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of PBVA or its Subsidiaries. Set forth in Section 3.3(o) of PBVA’s Disclosure Letter is a list of all insurance policies or bonds currently maintained by PBVA and its Subsidiaries.

(p)        Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs.  Except as set forth in Section 3.3(p) of PBVA’s Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i)         All evidences of indebtedness reflected as assets in the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)       (A) there is no material modification or amendment, oral or written, of a Loan (as defined herein) that is not reflected on the records of PBVA or its Subsidiaries, (B) all currently outstanding Loans are owned by PBVA free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against PBVA or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to PBVA’s Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by PBVA or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii)      The allowance for possible loan losses (the “Loan Loss Allowance”) shown on the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 was, and the Loan Loss Allowance to be shown on the PBVA Bank Reports or PBVA Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iv)       The reserve for losses with respect to other real estate owned (“OREO”) shown on the PBVA Bank Reports or PBVA Financial Statements as of June 30, 2019 were, and the OREO reserve to be shown on the PBVA Bank Reports or PBVA Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses relating to the OREO portfolio of PBVA and any of its Subsidiaries as of the dates thereof.

(v)        The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(e)(i) and applicable regulatory requirements and guidelines.

(vi)       Section 3.3(p)(vi) of PBVA’s Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2016 by PBVA or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by PBVA or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked PBVA or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from PBVA or any of its Subsidiaries, or have notified PBVA or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.

(vii)     Neither PBVA nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $100,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by PBVA as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any comparable classifications; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(viii)    As of the date of this Agreement neither PBVA nor its Subsidiaries was a party to any Loan with any of PBVA’s directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(ix)       Each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(x)        For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(q)        Environmental Matters.

(i)         Except as set forth in Section 3.3(q) of PBVA’s Disclosure Letter, PBVA and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither PBVA nor any of its Subsidiaries has received any written communication alleging that PBVA or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)       Neither PBVA nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither PBVA nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)      There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against PBVA or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim PBVA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on PBVA.

(iv)       For purposes of this Agreement, the following terms shall have the following meanings:

(A)       ”Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)       ”Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

(C)       ”Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(r)        Books and Records.  PBVA’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s)        Intellectual Property.  PBVA and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the

Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To PBVA’s Knowledge, PBVA and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against PBVA or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. PBVA has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by PBVA and its Subsidiaries or by a third party.

(t)         Derivative Instruments.

(i)         Except as set forth in Section 3.3(t)(i) of PBVA’s Disclosure Letter, all Derivative Contracts (as defined herein) were entered into (A) only in the ordinary course of business consistent with past practice, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (C) with counterparties believed to be financially responsible at the time.

(ii)       Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect.

(iii)      Neither PBVA or its Subsidiaries, nor, to PBVA’s Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(t)(iii) of PBVA’s Disclosure Letter.

(iv)       Section 3.3(t)(iv) of PBVA’s Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”).

(u)        Deposits.  Except as set forth in Section 3.3(u) of PBVA’s Disclosure Letter, as of the date hereof none of PBVA’s deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of PBVA or any of its Subsidiaries.

(v)        Investment Securities.

(i)         PBVA and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of PBVA or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of PBVA and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii)       PBVA and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, PBVA has made available to CFFI the material terms of such policies, practices and procedures.

(w)       Takeover Laws and Provisions.  PBVA has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including without limitation Article 14 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Article 14.1 of the VSCA. PBVA has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x)        Transactions with Affiliates; Transactions with Related Parties.

(i)         All “covered transactions” between PBVA or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(ii)       Except as set forth in Section 3.3(x)(ii) of PBVA’s Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between PBVA or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of PBVA or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of PBVA’s outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.

(y)        Financial Advisors.

(i)         None of PBVA, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, PBVA has retained Sandler O’Neill & Partners, L.P. as its financial advisor pursuant to an engagement letter.

(ii)       PBVA has made available to CFFI a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(y)(i) above.

(z)        Fairness Opinion.  Prior to the execution of this Agreement, the Board of Directors of PBVA has received the opinion of Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of PBVA Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)      Information Systems and Security.

(i)         PBVA, each of its Subsidiaries, and to its Knowledge each third-party vendor to PBVA or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(aa)(i) of PBVA’s Disclosure Letter, to its Knowledge neither PBVA nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii)       To PBVA’s Knowledge, all of PBVA’s and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither PBVA nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. PBVA and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(bb)      Community Reinvestment Act. Peoples Community Bank had a rating of “satisfactory” or better as of its most recent Community Reinvestment Act (“CRA”) examination, and neither PBVA nor Peoples Community Bank has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause Peoples Community Bank to be deemed not to be in satisfactory compliance in any significant respect with the CRA or cause Peoples Community Bank to be assigned a rating for CRA purposes by any Regulatory Agency of lower than “satisfactory.”

(cc)      No Further Representations.  Except for the representations and warranties specifically set forth in this Article 3, neither PBVA nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to CFFI, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and PBVA hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. PBVA acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither CFFI nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to PBVA, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

3.4       Representations and Warranties of CFFI.  Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in CFFI’s Disclosure Letter or in any of CFFI’s SEC Reports (as defined herein) filed on or after January 1, 2018 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), CFFI represents and warrants to PBVA as follows:

(a)        Organization, Standing and Power.  CFFI is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. CFFI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. CFFI is duly registered as a bank holding company under the BHCA. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither CFFI nor any of its Subsidiaries is in violation of any provision of its Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.  True and complete copies of CFFI’s Articles of Incorporation and Bylaws, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are contained in or incorporated by reference into CFFI’s SEC Reports.

(b)        Subsidiaries. Each of CFFI’s Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of CFFI’s Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by CFFI free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of CFFI’s Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of CFFI’s Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of CFFI’s Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  A true and complete list of CFFI’s direct and indirect Subsidiaries as of the date hereof is contained in or incorporated by reference into CFFI’s SEC Reports.

(c)        Authority; No Breach of the Agreement.

(i)         CFFI has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by CFFI have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Board of Directors of CFFI).

(ii)       This Agreement has been duly executed and delivered by CFFI and assuming due authorization, execution and delivery of this Agreement by PBVA, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. CFFI represents and warrants that the CFFI Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii)      Neither the execution and delivery of this Agreement by CFFI, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv)       Except for (A) the filing of applications, filings and notices, as applicable, with The Nasdaq Stock Market, LLC and the approval of the listing of the CFFI Common Stock issued pursuant to the Merger on the Nasdaq Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the FDIC in connection with the Merger and the Subsidiary Bank Merger, and approval of such applications, filings and notices as applicable, (D) the filing with the SEC of the Proxy Statement relating to the PBVA Shareholders Meeting, and of the Registration Statement pursuant to the Securities Act and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (E) the filing of the Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CFFI Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, CFFI is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)        CFFI Capital Stock.

(i)         As of June 30, 2019, the authorized capital stock of CFFI consists of (1) 8,000,000 shares of common stock, par value $1.00 per share, of which 3,583,027 shares are issued and outstanding, and (2) 3,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding;

(ii)       All outstanding shares of capital stock of CFFI have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)      As of June 30, 2019, no shares of CFFI Common Stock are subject to options to purchase CFFI Common Stock and 138,855 shares of CFFI Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of CFFI (a “CFFI Stock Plan”); and

(iv)       As of the date of this Agreement, no shares of capital stock of CFFI are reserved for issuance, and there are no outstanding or authorized Rights with respect to any shares of its capital stock, except as contemplated by each CFFI Stock Plan.

(e)        Financial Statements.

(i)         CFFI has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, CFFI’s “SEC Reports”), with the SEC since December 31, 2015 under the Securities Act and the Exchange Act, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. CFFI’s SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)       Each of CFFI’s financial statements contained in or incorporated by reference into any of CFFI’s SEC Reports, including the related notes, where applicable (the “CFFI Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and applicable regulations of the SEC with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)      Each of CFFI’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to CFFI’s SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)        Bank Reports.  CFFI and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “CFFI Bank Reports”), that they were required to file since December 31, 2015 with any Regulatory Agencies, including any CFFI Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such CFFI Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFFI. Any such CFFI Bank Report regarding CFFI or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any CFFI Bank Report or relating to any examination or inspection of CFFI or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(g)        Absence of Certain Changes or Events.  Since December 31, 2018, except as set forth in Section 3.4(g) of CFFI’s Disclosure Letter, (i) CFFI and each of its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CFFI.

(h)        Absence of Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in CFFI’s SEC Reports, the CFFI Bank Reports or the CFFI Financial Statements filed by CFFI or its Subsidiaries or made available to PBVA prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.4(h) of CFFI’s Disclosure Letter, neither CFFI nor any of its Subsidiaries has, and since December 31, 2018 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in CFFI’s SEC Reports, the CFFI Bank Reports or the CFFI Financial Statements).

(i)         Legal Proceedings; Compliance with Laws.

(i)         Except as set forth in Section 3.4(i) of CFFI’s Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to CFFI’s Knowledge, threatened in writing against CFFI or any of its Subsidiaries or against any of CFFI’s or its Subsidiaries’ properties, assets, interests or rights, or to its Knowledge, any of CFFI’s or its Subsidiaries’ officers, directors or employees in their capacities as such. Neither CFFI nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither CFFI nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.

(ii)       CFFI and each of its Subsidiaries is, and at all times since December 31, 2014 has been in compliance in all material respects with, all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable to its business or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CFFI and each such Subsidiary related to customer data, privacy and security.

(iii)      CFFI and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. As of the date hereof, to its Knowledge, there are no facts or circumstances that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained.

(j)         Tax Matters.

(i)         CFFI and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, and are reflected as a liability in CFFI’s SEC Reports, the CFFI Bank Reports or CFFI Financial Statements. Neither CFFI nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. No Tax Return filed by CFFI or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against CFFI or any of its Subsidiaries by any Governmental Authority that has not been finally settled or otherwise resolved.

(ii)       There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of CFFI's assets or any of its Subsidiaries’ assets. Neither CFFI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CFFI and its Subsidiaries). Neither CFFI nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iii)      Neither CFFI nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. CFFI and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(iv)       Neither CFFI nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(k)        CFFI Employee Benefit Plans.

(i)         All CFFI Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and each CFFI Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects. For purposes of this Agreement, a “CFFI Benefit Plan” means all of CFFI’s and its Subsidiaries’ benefit plans and compensatory programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, change in control agreements, severance agreements, or similar agreements; (D) all vacation plans or other similar plans or policies; (E) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (F) all other compensation plans, programs or arrangements, in each case of (A) through (F) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof.

(ii)       The Internal Revenue Service has determined that the form of each CFFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures), or has received a determination on termination by the Internal Revenue Service that it was so qualified as of its termination. To CFFI’s Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption.  There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, with respect to any tax-qualified plan during the preceding six (6) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(l)         Financial Advisors.

(i)         None of CFFI, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, CFFI has retained Keefe, Bruyette & Woods, Inc. as its financial advisor pursuant to an engagement letter.

(ii)       CFFI has made available to PBVA a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.4(l)(i) above.

(m)       Insurance.  CFFI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of CFFI and its Subsidiaries, CFFI or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2017, neither CFFI nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and CFFI has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of CFFI or its Subsidiaries.

(n)        Information Systems and Security.

(i)         CFFI, each of its Subsidiaries, and to its Knowledge each third-party vendor to CFFI or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through its Computer Systems, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To its Knowledge neither CFFI nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii)       To CFFI’s Knowledge, all of CFFI’s and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither CFFI nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. CFFI and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(o)        Sufficiency of Funds.  CFFI has all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of PBVA Common Stock pursuant to Article 2 hereof.

(p)        Community Reinvestment Act. C&F Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and neither CFFI nor C&F Bank has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause C&F Bank to be deemed not to be in satisfactory compliance in any significant respect with the CRA or cause C&F Bank to be assigned a rating for CRA purposes by any Regulatory Agency of lower than “satisfactory.”

(q)        No Further Representations.  Except for the representations and warranties specifically set forth in this Article 3, neither CFFI nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to PBVA, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and CFFI hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. CFFI acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither PBVA nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to CFFI, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1       Conduct of Business of PBVA Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in PBVA’s Disclosure Letter, without the prior written consent of CFFI (which consent will not be unreasonably conditioned, withheld or delayed), PBVA agrees that it will not, and will cause each of its Subsidiaries not to:

(a)        Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)        Take any action that would adversely affect or delay the ability of either party hereto (i) to obtain any Regulatory Approvals (as defined herein) or any necessary approvals, consents or waivers of any third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)        Amend, modify or repeal its Organizational Documents.

(d)        (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (ii) enter into any agreement with respect to the foregoing; or (iii) issue, grant or award any stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights.

(e)        Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of PBVA or a Subsidiary of PBVA, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for   normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, excluding executive officers, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than two and a half percent (2.50%).

(f)        Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof under any PBVA Benefit Plan or as set forth in Section 4.1(f) of PBVA’s Disclosure Letter, or (ii) to comply with the requirements of this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, including without limitation taking any action that accelerates, or causes the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g)        Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any such change that is required by law.

(h)        Incur any indebtedness for borrowed money, other than overnight borrowings and draws under PBVA’s lines of credit as existing on the date of this Agreement (or subsequently renewed), in each case in the ordinary course of business consistent with past practice; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practices.

(i)         Hire any person as an employee of PBVA or a Subsidiary of PBVA or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.1(i) of PBVA’s Disclosure Letter and (ii) persons hired to fill any employee or non-officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of PBVA and who are not subject to or eligible for any new or additional severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof, other than as provided for in Section 5.10(c) of this Agreement.

(j)         Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(k)        Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Section 4.1(k) of PBVA’s Disclosure Letter; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the Certificate of Deposit Account Registry Service (“CDARS”) in the ordinary course of business consistent with past practices; or (iv) transactions in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $100,000 in the aggregate.

(l)         Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.1(t); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; (iii) “QwikRate” and other reciprocal funding products offered by Promontory Interfinancial Network LLC and transactions through the CDARS in the ordinary course of business consistent with past practices; and (iv) such acquisitions in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $100,000 in the aggregate.

(m)       Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by PBVA’s outside auditor.

(n)        Make, change or revoke any material election related to Taxes; change an annual Tax accounting period; adopt or change any Tax accounting method; file any amended Tax Return; enter into any closing agreement with respect to Taxes; or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes.

(o)        Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(p)        Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, originating, servicing, risk and asset liability management and other material banking, operating or board policies or practices or otherwise fail to follow such policies or practices, except as required by applicable law, regulation or policies imposed by any Regulatory Agency, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q)        Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(r)        (i)  Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured Loans made to any one borrower that are originated in compliance with PBVA’s internal loan policies, a principal balance not in excess of $40,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (B) in the case of secured Loans made to any one borrower that are originated in compliance with PBVA’s internal loan policies, a principal balance not in excess of $800,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that CFFI’s prior written consent is required pursuant to clause (i) above, CFFI shall use its reasonable best efforts to provide such consent within two (2) business days of any request by PBVA.

(s)        Enter into, modify, amend, terminate, cancel, fail to renew or extend any PBVA Material Contract or expressly waive any material benefits under any PBVA Material Contract, or enter into, amend or modify in any material respect any contract related to the offering of investment services, correspondent mortgage banking or other financial services in PBVA’s branches by a third party service provider.

(t)         (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practices) any debt security or equity investment other than federal funds or United States government securities or United States government agency securities, in each case with a term of two (2) years or less, (ii) dispose of any debt security or equity investment or (iii) restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

(u)        Enter into or settle any Derivative Contract.

(v)        Except as set forth on Section 4.1(v) of PBVA’s Disclosure Letter, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practices, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(w)       Settle any claim, action, suit, proceeding, order or investigation, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $25,000 and that would not impose any material restriction on the business of it or its Subsidiaries or CFFI after the Merger; and (ii) as set forth in Section 4.1(w) of PBVA’s Disclosure Letter.

(x)        Make any equity investment in or commitment to make an equity investment in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(y)        Introduce any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, CFFI prior to the date hereof).

(z)        Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(aa)      Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(bb)      Agree to take any of the actions prohibited or restricted by this Section 4.1.

4.2       Conduct of Business of CFFI Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in CFFI’s Disclosure Letter, without the prior written consent of PBVA (which consent will not be unreasonably conditioned, withheld or delayed), CFFI agrees that it will not, and will cause each of its Subsidiaries not to:

(a)        Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)        Take any action that would adversely affect or delay the ability of either party (i) to obtain any Regulatory Approval or any necessary approvals, consents or waivers of any third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)        Amend, modify or repeal its Organizational Documents in a manner which would adversely affect PBVA, the shareholders of PBVA relative to the other shareholders of CFFI, or the transactions contemplated by this Agreement.

(d)        Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(e)        Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(f)        Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(g)        Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(h)        Agree to take any of the actions prohibited or restricted by this Section 4.2.

4.3       Transition.

To facilitate the integration of the operations of CFFI and PBVA and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of CFFI and PBVA shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4       Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give CFFI directly or indirectly, the right to control or direct the operations of PBVA or to exercise, directly or indirectly, a controlling influence over the management or policies of PBVA, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give PBVA, directly or indirectly, the right to control or direct the operations of CFFI or to exercise, directly or indirectly, a controlling influence over the management or policies of CFFI.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1       Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party to that end.

5.2       Access to Information; Notice of Certain Matters; Confidentiality.

(a)        During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b)        Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)        Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement dated May 22, 2019, between CFFI and PBVA (the “Confidentiality Agreement”), which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3       Shareholder Approval.

PBVA shall call a meeting of its shareholders for the purpose of obtaining the PBVA Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “PBVA Shareholders Meeting”). Subject to Section 5.5(f), the Board of Directors of PBVA shall (i) recommend to PBVA’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “PBVA Board Recommendation”), (ii) include the PBVA Board Recommendation in the Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the PBVA Shareholder Approval.

5.4       Registration Statement; Proxy Statement; SEC Filings.

(a)        Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement to be filed by CFFI with the SEC in connection with the PBVA Shareholders Meeting, and the parties will prepare the Proxy Statement included therein.  Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by CFFI or PBVA without consultation with the other party and its counsel.  CFFI will use its reasonable best efforts, in which PBVA will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable, and to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof, and PBVA shall thereafter mail or deliver the Proxy Statement to its shareholders.

(b)        Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date of mailing to  PBVA shareholders and at the time of the PBVA Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

5.5       No Other Acquisition Proposals.

(a)        PBVA agrees that it will not, and will cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by PBVA or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse or encourage inquiries, proposals or offers with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)        Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit PBVA, prior to obtaining the PBVA Shareholder Approval and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to PBVA (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Board of Directors of PBVA concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, PBVA receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with PBVA, and (iii) the Board of Directors of PBVA concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined herein).  PBVA shall promptly (within twenty-four (24) hours) notify CFFI orally and in writing of PBVA’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep CFFI apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)        For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving PBVA or Peoples Community Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of PBVA or twenty percent (20%) or more of any class of equity or voting securities of PBVA or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of PBVA; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of PBVA or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of PBVA.

(d)        For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of PBVA concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement is (i) more favorable to the shareholders of PBVA from a financial point of view, than the transactions contemplated by this Agreement, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required approvals of Governmental Authorities, and (iv) otherwise reasonably capable of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “twenty percent (20%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving PBVA or Peoples Community Bank.

(e)        Except as provided in Section 5.5(f), neither the Board of Directors of PBVA nor any committee thereof shall (i) withhold, withdraw, qualify, modify or fail to make in any manner adverse to CFFI the PBVA Board Recommendation; (ii) propose publicly to withhold, withdraw, qualify or modify in any manner adverse to CFFI the PBVA Board Recommendation or (iii) take such other action or make any other public statement in connection with the PBVA Shareholders Meeting inconsistent with the PBVA Board Recommendation (collectively, a “Change in PBVA Recommendation”).

(f)        Notwithstanding anything in this Agreement to the contrary, at any time prior to the PBVA Shareholders Meeting, the Board of Directors of PBVA may (1) make a Change in PBVA Recommendation, in which event the Board of Directors of PBVA may communicate the basis for its lack of PBVA Board Recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law or regulation, or (2) terminate the Agreement pursuant to Section 7.1(i) and enter into an acquisition agreement or similar agreement with respect to a Superior Proposal; provided, that the Board of Directors of PBVA may only take actions under this Section 5.5(f) if and only to the extent that:

(i)         the Board of Directors of PBVA has received and evaluated a Superior Proposal in accordance with this Section 5.5;

(ii)       the Board of Directors of PBVA has determined in good faith, after consultation with outside legal counsel and financial advisers, that failure to pursue such Superior Proposal and make a Change in PBVA Recommendation, as applicable, would result in a violation of its fiduciary duties under applicable law; and

(iii)      prior to taking such any such action, (A) PBVA shall notify CFFI in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (B) upon CFFI’s request, PBVA shall discuss with CFFI the facts and circumstances giving rise to such decision and negotiate in good faith with CFFI to facilitate CFFI’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of PBVA not to accept the Superior Proposal; (C) if CFFI shall have delivered to PBVA an offer to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of PBVA shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by CFFI, that such Superior Proposal would continue to constitute a Superior Proposal; and (D) in the event of any material change to the material terms of such Superior Proposal, PBVA shall, in each case, provide CFFI with an additional notice and the five (5) business day notice period shall recommence.

(g)        Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit PBVA to terminate this Agreement or affect any other obligation of PBVA under this Agreement.

(h)        PBVA agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of PBVA shall be deemed a breach of this Section 5.5 by PBVA.

5.6       Applications and Consents.

(a)        The parties hereto shall cooperate and shall use their reasonable best efforts to prepare as promptly as possible all documentation, and to make all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (the “Regulatory Approvals”) and all third parties necessary to consummate the transactions contemplated by this Agreement and will make all necessary filings in respect of the Regulatory Approvals and third parties as soon as practicable.  Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable law or regulation; provided, that, in no event shall CFFI be required, and PBVA shall not be permitted (without CFFI’s prior written consent), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving PBVA, CFFI or their respective Subsidiaries, which the Board of Directors of CFFI reasonably determines in good faith would be materially financially burdensome to the business, operations, financial condition or results of operations of CFFI’s business or on the business of PBVA (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

(b)        Each party will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority.  Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby.  Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

(c)        If any PBVA Material Contract will require a consent from a third party as a result of the Merger, and such consent has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such PBVA Material Contract until such time as such consent is obtained.

5.7       Public Announcements.

Prior to the Effective Time, CFFI and PBVA will consult with each other as to the form and substance of any press release or other public statement related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure); provided, further, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside legal counsel be required by law.

5.8       Support and Non-Competition Agreements.

As a material inducement to CFFI and PBVA to enter into this Agreement, simultaneously with the execution of this Agreement, each director of PBVA shall enter into an agreement, substantially in the form of Exhibit 5.8 hereto (collectively, the “Support and Non-Competition Agreements”), pursuant to which they have agreed, among other things, to vote their shares of PBVA Common Stock in favor of this Agreement and the Merger.

5.9       CFFI Assumption of PBVA Subordinated Note.

At the Effective Time, CFFI shall assume the due and punctual payment of the principal of and any premium and interest on the Subordinated Note (as defined herein) in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of PBVA to be performed or observed.  As used in this Agreement, “Subordinated Note” means that note issued by PBVA and outstanding as of the Effective Time, designated as the “Term Note due April 1, 2028.”

5.10     Employee Benefit Plans.

(a)        CFFI at its election shall either: (i) provide generally to officers and employees of PBVA and its Subsidiaries, who at or after the Effective Time become employees of CFFI or its Subsidiaries (“PBVA Continuing Employees”), employee benefits under the CFFI Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of CFFI and its Subsidiaries; or (ii) maintain for the benefit of the PBVA Continuing Employees, the PBVA Benefit Plans maintained by PBVA immediately prior to the Effective Time; provided that CFFI may take action (or direct PBVA to take action) to amend any PBVA Benefit Plan immediately prior to the Effective Time to comply with any law or, so long as the benefits provided under those PBVA Benefit Plans following such amendment are no less favorable to the PBVA Continuing Employees than benefits provided to the officers and employees of CFFI or its Subsidiaries under any comparable CFFI Benefit Plans, as necessary and appropriate for other business reasons.

(b)        For purposes of participation and vesting under the CFFI Benefit Plans, service with or credited by PBVA or any of its Subsidiaries shall be treated as service with CFFI.  To the extent permitted under applicable law, CFFI shall cause welfare CFFI Benefit Plans maintained by CFFI that cover the PBVA Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the PBVA Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the PBVA Continuing Employees under welfare PBVA Benefit Plans to be credited to such PBVA Continuing Employees under welfare CFFI Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such PBVA Continuing Employees under welfare CFFI Benefit Plans for the applicable plan year (if any). For the purpose of clarity, service with or credited by PBVA or any of its Subsidiaries shall not be counted for determination of the level of benefit or benefit determination or accrual under the CFFI cash balance plan for employees of CFFI and its Subsidiaries.

(c)        Each employee of PBVA or any Subsidiary of PBVA at the Effective Time whose employment is involuntarily terminated other than for cause by CFFI at or after the Effective Time, but on or before the date that is six (6) months after the Effective Time, excluding any employee who has a contract providing for severance pay), shall be entitled to receive severance pay and benefits in accordance with CFFI’s severance practices set forth in Section 5.10(c) of CFFI’s Disclosure Letter, provided such employee has signed and does not revoke a release and waiver of claims in favor of PBVA, CFFI, and the successors, Subsidiaries and affiliates of each, in such form as acceptable to CFFI.  Such severance payments and benefits will be in lieu of any payment under severance pay plans that may be in effect at PBVA or any Subsidiary of PBVA prior to the Effective Time.

(d)        With respect to the Virginia Bankers Association Master Defined Contribution Plan for PBVA (the “PBVA 401(k) Plan”), CFFI shall either maintain the PBVA 401(k) Plan at and after the Effective time or, alternatively, if requested by CFFI, PBVA shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals.  In the event CFFI requests such termination, each PBVA Continuing Employee shall be eligible to participate in C&F Bank’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated PBVA 401(k) Plan (including any outstanding participant loan) will be eligible for distribution or rollover, including, in the case of a PBVA Continuing Employee, direct rollover to C&F Bank’s 401(k) plan.  Any other former employee of PBVA or PBVA’s Subsidiaries who is employed by CFFI or CFFI’s Subsidiaries after the Effective Time shall be eligible to be a participant in C&F Bank’s 401(k) plan upon complying with eligibility requirements.  All rights to participate in C&F Bank’s 401(k) plan are subject to C&F Bank’s right to amend or terminate the plan.  For purposes of administering C&F Bank’s 401(k) plan, service with PBVA and PBVA’s Subsidiaries shall be deemed to be service with C&F Bank for participation and vesting purposes, but not for purposes of benefit accrual.

(e)        If requested by CFFI, PBVA and each of its Subsidiaries, as applicable, shall adopt such resolutions and/or amendments to the supplemental executive retirement agreements and plans and nonqualified deferred compensation agreements and plans maintained by PBVA and its  Subsidiaries (“Nonqualified Plans”) and related documents and take any other necessary action to terminate and liquidate, in accordance with Section 409A of the Code, one or more of the Nonqualified Plans at or prior to the Effective Time.

(f)        PBVA shall cause any other PBVA Benefit Plan to be terminated prior to the Effective Time if requested by CFFI at least thirty (30) days (or such shorter period agreed to by PBVA) prior to the Effective Time.

(g)        Nothing in this Section 5.10 shall be interpreted as (i) preventing CFFI, from and after the Effective Time, from amending, modifying or terminating any CFFI Benefit Plans or PBVA Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law, or (ii) create any third party beneficiary rights in any PBVA Continuing Employee (or beneficiary or dependent thereof).

5.11     Reservation of Shares; Nasdaq Listing.

(a)        CFFI shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of CFFI Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)        CFFI shall use its reasonable best efforts to cause the shares of CFFI Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

5.12     Financial Ability.

At the Effective Time and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 2 hereof, CFFI shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of PBVA Common Stock pursuant to Article 2 hereof and the aggregate amount of cash due with respect to Dissenting Shares.

5.13     Indemnification; Insurance.

(a)        Following the Effective Time, CFFI and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from PBVA or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law,  PBVA’s Organizational Documents or any PBVA Subsidiary’s Organizational Documents, or any indemnification agreement with PBVA or a PBVA Subsidiary to which the Indemnified Party is a party as disclosed in Section 5.13(a) of PBVA’s Disclosure Letter, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested).  Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, CFFI or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between CFFI or such Subsidiary and such Indemnified Party.

(b)        CFFI shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by PBVA from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred percent (200%) of the amount of the last annual premium paid by PBVA for such existing directors’ and officers’ liability (and fiduciary) insurance.  If, but for the proviso to the immediately preceding sentence, CFFI would be required to expend more than two hundred percent (200%) of the amount of the last annual premium paid by PBVA, CFFI will obtain the maximum amount of that insurance obtainable by payment of two hundred percent (200%) of the amount of the last annual premium paid by PBVA.

(c)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to PBVA or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.13 is not prior to or in substitution for any such claims under such policies.

(d)        This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

5.14     Employment Arrangements.

(a)        CFFI will, as of and after the Effective Time, assume and honor all employment, severance, change in control and deferred compensation agreements or arrangements that PBVA and its Subsidiaries have with their current and former officers, directors and employees and which are set forth in Section 5.14(a) of PBVA’s Disclosure Letter, except to the extent any such agreements or arrangements shall have been amended, terminated or superseded without CFFI’s consent after the date hereof but prior to the Effective Time.

(b)        No more than twenty (20) days prior to the Effective Time, PBVA shall take all steps necessary to terminate the agreements listed in Section 5.14(b) of its Disclosure Letter (collectively, the “Affected Agreements”) immediately preceding the Effective Time.  Following the Effective Time, CFFI shall pay to each individual who was a party to an Affected Agreement the applicable amount set forth on Section 5.14(b) of PBVA’s Disclosure Letter at the time or times specified therein, net of applicable tax withholdings; provided, however, that each such amount shall be reduced as necessary to ensure that the amount so paid (when aggregated with any other benefits or amounts payable to the affected individual) will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by CFFI’s outside accounting firm or such other accounting firm or third-party mutually acceptable to CFFI and PBVA. All documents issued, adopted or executed in connection with the implementation of this Section 5.14(b) shall be subject to CFFI’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)        Prior to the Effective Time, PBVA shall have obtained a general release from each of the recipients under the Affected Agreements associated with such individual’s respective employment prior to the Effective Time and confirming that the receipt of such payment to be made pursuant to such Affected Agreement constitutes full satisfaction of all amounts due and owing to such recipient pursuant to such Affected Agreement.  Such release shall be in a form reasonably acceptable to CFFI.

(d)        As of the date hereof, CFFI has entered into employment agreements which will become effective as of the Effective Time, with the individuals named in Section 5.14(d) of CFFI’s Disclosure Letter.

5.15     Notice of Deadlines.

At least sixty (60) days prior to the Effective Time, PBVA shall provide CFFI with a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which PBVA or any of its Subsidiaries is a party.  For purposes of this Section 5.15, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $25,000 per year and/or has a termination fee.

5.16     Consent to Assign and Use Leased Premises; Extensions.

On Section 5.16 of its Disclosure Letter, PBVA has provided a list of all leases with respect to real or personal property used by it or any of its Subsidiaries.  With respect to the leases disclosed in Section 5.16 of its Disclosure Letter, PBVA and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of PBVA and each of its Subsidiaries to CFFI or an appropriate Subsidiary of CFFI and to permit the use and operation of the leased premises by CFFI or an appropriate Subsidiary of CFFI.  If any such consent is required by the terms of any lease disclosed in Section 5.16 of PBVA’s Disclosure Letter and has not been obtained as of the Effective Time, then neither this Agreement nor any other document related to the consummation of the Merger shall constitute a sale, assignment, assumption, transfer conveyance or delivery (or an attempt to do any of the foregoing) of such lease until such time as such consent is obtained.

5.17     Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and its board of directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.18     Change of Method.

CFFI and PBVA shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the PBVA Shareholders Meeting), to change the method or structure of effecting the combination of CFFI and PBVA (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of CFFI or PBVA pursuant to this Agreement, (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner or (iv) require the approval of either party’s shareholders under the VSCA unless such change is conditioned upon obtaining such approval. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.19     Certain Policies.

On the Closing Date and upon written request of CFFI, PBVA shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CFFI.

5.20     Shareholder Litigation.

Each of CFFI and PBVA shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation.  In addition, no such settlement by PBVA shall be agreed to without CFFI’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6

Conditions to the Merger

6.1       General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)        Corporate Action.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the PBVA Shareholder Approval.

(b)        Regulatory Approvals.  CFFI and PBVA shall have received all Regulatory Approvals, all notice periods and waiting periods required after the granting of any such Regulatory Approvals shall have passed, and all such Regulatory Approvals shall be in effect; provided, that no Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(c)        Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)        Legal Proceedings.  Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

(e)        Nasdaq Listing.  The shares of CFFI Common Stock to be issued to the holders of PBVA Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

6.2       Conditions to Obligations of CFFI.

The obligations of CFFI to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by CFFI pursuant to Section 8.3.

(a)        Representations and Warranties. The representations and warranties of PBVA set forth in Section 3.3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and CFFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBVA by the Chief Executive Officer and Chief Financial Officer of PBVA to such effect.

(b)        Performance of Obligations. PBVA and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and CFFI shall have received a certificate, dated as of the Closing Date, signed on behalf of PBVA by the Chief Executive Officer and Chief Financial Officer of PBVA to such effect.

(c)        Federal Tax Opinion. CFFI shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to CFFI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFFI and PBVA reasonably satisfactory in form and substance to such counsel.

(d)        Dissenting Shares. The aggregate number of Dissenting Shares shall not represent ten percent (10%) or more of the outstanding shares of PBVA Common Stock unless waived in the sole discretion of CFFI.

(e)        No Material Adverse Effect. No Material Adverse Effect with respect to PBVA and Peoples Community Bank shall have occurred.

(f)        Support and Non-Competition Agreements. All of the directors of PBVA shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit 5.8, and all such Support and Non-Competition Agreements remain in full force and effect.

6.3       Conditions to Obligations of PBVA.

The obligations of PBVA to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by PBVA pursuant to Section 8.3.

(a)        Representations and Warranties. The representations and warranties of CFFI set forth in Section 3.4, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and PBVA shall have received a certificate, dated as of the Closing Date, signed on behalf of CFFI by the Chief Executive Officer and Chief Financial Officer of CFFI to such effect.

(b)        Performance of Obligations. CFFI and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and PBVA shall have received a certificate, dated as of the Closing Date, signed on behalf of CFFI by the Chief Executive Officer and Chief Financial Officer of CFFI to such effect.

(c)        Federal Tax Opinion.  PBVA shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to PBVA, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFFI and PBVA reasonably satisfactory in form and substance to such counsel.

(d)        No Material Adverse Effect. No Material Adverse Effect with respect to CFFI and C&F Bank shall have occurred.

ARTICLE 7

Termination

7.1       Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the PBVA Shareholder Approval, as provided below:

(a)        Mutual Consent.  By the mutual consent in writing of CFFI and PBVA;

(b)        Closing Delay. By either CFFI or PBVA, evidenced by written notice, if the Merger has not been consummated by August 13, 2020 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c)        Breach of Representation or Warranty. By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of CFFI and Section 6.3(a) in the case of PBVA;

(d)        Breach of Covenant or Agreement.  By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e)        Conditions to Performance Not Met. By either CFFI or PBVA (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2(a), Section 6.2(b),

Section 6.3(a) or Section 6.3(b), as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f)        PBVA Solicitation and Recommendation Matters; PBVA Shareholders Meeting Failure.  At any time prior to the PBVA Shareholders Meeting, by CFFI if (i) PBVA shall have breached Section 5.5, (ii) the Board of Directors of PBVA shall have failed to make the PBVA Board Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CFFI or (iii) PBVA shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the PBVA Shareholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3;

(g)        No PBVA Shareholder Approval.  By either CFFI or PBVA, if the PBVA Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the PBVA Shareholders Meeting or any adjournment thereof;

(h)        Termination Event. By CFFI upon the occurrence of any of the following events after the date hereof:

(i)         (A) PBVA or Peoples Community Bank, without having received CFFI’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with PBVA or Peoples Community Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of PBVA or Peoples Community Bank; or (B) PBVA or Peoples Community Bank, without having received CFFI’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from PBVA securities representing twenty percent (20%) or more of the voting power of PBVA; or

(ii)        a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of PBVA Common Stock is commenced (other than by CFFI or a Subsidiary of CFFI), and the Board of Directors of PBVA recommends that the shareholders of PBVA tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act; or

(i)         Other Agreement. At any time prior to the PBVA Shareholders Meeting, by PBVA in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by PBVA and the Board of Directors of PBVA in compliance with Section 5.5 hereof.

7.2       Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of CFFI, PBVA, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), this Article 7 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this

Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3       Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, the Support and Non-competition Agreements which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.13 and Section 5.14 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4       Fees and Expenses.

(a)        Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement shall be borne by PBVA.

(b)        In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by CFFI while structuring the Merger, PBVA shall pay CFFI the sum of $900,000.00 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)         if this Agreement is terminated by CFFI pursuant to Section 7.1(f) or Section 7.1(h), or by PBVA pursuant to Section 7.1(i), payment shall be made to CFFI concurrently with the termination of this Agreement; or

(ii)       if this Agreement is terminated (A) by CFFI pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), (B) by either CFFI or PBVA pursuant to Section 7.1(b), or (C) by either CFFI or PBVA pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders, senior management or the Board of Directors of PBVA (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of PBVA contemplated by this Agreement at the PBVA Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then if within twelve (12) months after such termination PBVA enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PBVA shall pay to CFFI the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the date when such transaction is consummated.

(c)        The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by PBVA. If PBVA fails to pay or cause payment to CFFI the amount(s) due under paragraph (b) above at the time specified therein, PBVA shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by CFFI in connection with any action in which CFFI prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)        Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by CFFI in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall PBVA be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8

General Provisions

8.1       Entire Agreement.

This Agreement, including the Disclosure Letters and the exhibits hereto, contains the entire agreement between CFFI and PBVA with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2       Binding Effect; No Third Party Rights.

This Agreement shall bind CFFI and PBVA and their respective successors and assigns.  Other than Sections 5.10, 5.13 and 5.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3       Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the PBVA Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Governmental Authorities.

8.4       Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

8.5       Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed facsimile, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to CFFI:

Thomas F. Cherry

President and Chief Executive Officer

C&F Financial Corporation

802 Main Street

West Point, Virginia 23181

Facsimile:  (757) 741-2813

with a copy to:

Scott H. Richter, Esq.

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Facsimile:  (804) 420-6507

If to PBVA:

Robert K. Bailey, III

President and Chief Executive Officer

Peoples Bankshares, Incorporated

15960 Kings Highway

Montross, Virginia 22520

Facsimile:  (804) 493-9479

with a copy to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Facsimile:  (804) 698-6014

8.6       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.  This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

8.7       Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8       Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

8.9       Specific Performance.

CFFI and PBVA agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled in law or in equity.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

C&F FINANCIAL CORPORATION

By:	/s/ Thomas F. Cherry
Thomas F. Cherry
President and Chief Executive Officer

PEOPLES BANKSHARES, INCORPORATED

By:	/s/ Robert K. Bailey, III
Robert K. Bailey, III
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

FORM OF

PLAN OF MERGER

BETWEEN

C&F FINANCIAL CORPORATION

AND

PEOPLES BANKSHARES, INCORPORATED

Pursuant to this Plan of Merger (“Plan of Merger”), PEOPLES BANKSHARES, INCORPORATED, a Virginia corporation (“PBVA”), shall merge with and into C&F FINANCIAL CORPORATION, a Virginia corporation (“CFFI”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of August 13, 2019, between CFFI and PBVA (the “Agreement”), at the Effective Time (as defined herein),  PBVA shall be merged with and into CFFI (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).  The separate corporate existence of PBVA thereupon shall cease, and CFFI shall be the surviving corporation in the Merger.  The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Time”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1.      Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of CFFI or PBVA, or their respective shareholders:

(a)        Subject to Section 2.1(e), each share of common stock, par value $1.00 per share, of CFFI (“CFFI Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)        Subject to Section 2.1(e), each share of common stock, par value $2.00 per share, of PBVA (“PBVA Common Stock”), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8), shall be converted into and exchanged for the right to receive:

(i)         cash in the amount of $27.00 per share (the “Cash Consideration”); and

(ii)       0.5366 shares of CFFI Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(c)        All shares of PBVA Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(d)        Each certificate previously representing shares of PBVA Common Stock (a “PBVA Common Certificate”) and the non-certificated shares of PBVA Common Stock (the “PBVA Book-Entry Shares”)  shall cease to represent any rights except the right to receive with respect to each underlying share of PBVA Common Stock (i) the Merger Consideration upon the surrender of such PBVA Common Certificate or PBVA Book-Entry Shares in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.3 and 2.5.

(e)        Each share of PBVA Common Stock held by either party and each share of CFFI Common Stock held by PBVA or any of PBVA’s Subsidiaries (as defined herein) prior to the Effective Time (in each case other than held in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFFI Common Stock shall resume the status of authorized and unissued shares of CFFI Common Stock.

(f)        If either Williams Mullen, as counsel to CFFI, or Troutman Sanders LLP, as counsel to PBVA, reasonably determines that it cannot render the federal tax opinion referred to in Section 6.2(c) or Section 6.3(c), respectively, as a result of the Merger’s potential failure to qualify as a “reorganization” within the meaning of Section 368(a) of the Code because of the continuity of interests requirements therein, then CFFI, with the consent of PBVA (not to be unreasonably withheld), shall have the right to (i) increase the per share Stock Consideration payable pursuant to Section 2.1(b)(ii) by the minimum amount necessary to satisfy the requirements of Section 368(a) of the Code (taking into consideration the adjustment to the per share Cash Consideration in clause (ii)) (the per share Stock Consideration as so increased, the “Adjusted Ratio”), and concurrently (ii) decrease the per share Cash Consideration payable pursuant to Section 2.1(b)(i) by a dollar amount equal to the product of (x) the difference between the Adjusted Ratio and 0.5366 and (y) the closing sale price per share of CFFI common stock on August 13, 2019.

2.2.      Exchange Procedures.

(a)        Prior to the Effective Time, CFFI shall appoint American Stock Transfer & Trust Company, LLC (or such other transfer agent or depository or trust institution of recognized standing approved by CFFI and PBVA) to act as the exchange agent (the “Exchange Agent”) for purposes of the payment and exchange of the Merger Consideration.

(b)        On or before the Closing Date, CFFI shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the PBVA Common Certificates and PBVA Book-Entry Shares, (i) the number of shares of CFFI Common Stock to be issued pursuant to this Article 2, which shares may be, at the election of CFFI, either certificates representing the shares of CFFI Common Stock or non-certificated shares of CFFI Common Stock, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of PBVA Common Stock and PBVA Book-Entry Shares.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CFFI; provided, that no such investment or losses thereon shall affect the Merger Consideration, and CFFI shall promptly provide additional funds to the Exchange Agent for the benefit of holders of PBVA Common Stock in the amount of any such losses to the extent necessary for payment of the Cash Consideration or the cash paid in lieu of fractional shares.  Any interest or other income resulting from such investments shall be paid to CFFI or as directed by CFFI.

(c)        Prior to the Effective Time, CFFI shall prepare appropriate and customary transmittal materials on which CFFI and PBVA shall mutually agree (the “Letter of Transmittal”) for use in exchanging the PBVA Common Certificates or PBVA Book-Entry Shares held by each former shareholder of record of PBVA immediately before the Effective Time for the Merger Consideration.  The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) PBVA Common Certificates that immediately prior to the Effective Time represent outstanding shares of PBVA Common Stock and (ii) PBVA Book Entry Shares, in each case other than shares cancelled pursuant to Section 2.1(e) and Dissenting Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable, the surrender of the PBVA Common Certificates or the PBVA Book Entry Shares to the Exchange Agent.  CFFI shall cause the Exchange Agent to send the Letter of Transmittal to each former shareholder of record of PBVA Common Stock immediately before the Effective Time not more than five (5) business days after the Effective Time.

(d)        CFFI shall cause the Merger Consideration into which shares of PBVA Common Stock are converted at the Effective Time, and dividends or distributions that a PBVA shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such PBVA shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of PBVA Common Certificates and PBVA Book-Entry Shares representing such shares of PBVA Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Time.  No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.3 or 2.5.

(e)        Any PBVA shareholder whose PBVA Common Certificates or PBVA Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by CFFI pursuant to applicable law and as required in accordance with CFFI’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(f)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBVA for twelve (12) months after the Effective Time shall be returned to CFFI (together with any earnings in respect thereof).  Any shareholders of PBVA who have not complied with this

Article 2 shall thereafter be entitled to look only to CFFI, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of PBVA Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

(g)        None of the Exchange Agent, either of the parties hereto or any of CFFI’s Subsidiaries (as defined herein) or PBVA’s Subsidiaries shall be liable to any shareholder of PBVA for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3.      No Fractional Shares.

Each holder of shares of PBVA Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFFI Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFFI Common Stock multiplied by the average closing sale price per share of CFFI Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the last trading day immediately prior to the Effective Time.

2.4.      Anti-Dilution.

In the event CFFI changes (or establishes a record date for changing) the number of shares of CFFI Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

2.5.      Dividends.

Whenever a dividend or other distribution is declared by CFFI the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CFFI Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any PBVA Common Certificate or PBVA Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the PBVA Common Certificate or PBVA Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(e)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6.      Withholding Rights.

Each of CFFI and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.7.      Dissenting Shares.

Any holder of shares of PBVA Common Stock who perfects such holder’s appraisal rights in accordance with Article 15 of the VSCA shall be entitled to receive from CFFI, in lieu of the Merger Consideration, the appraised value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to PBVA the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”).  In the event that after the Effective Time a dissenting shareholder of PBVA fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, CFFI shall issue and deliver the consideration to which such holder of shares of PBVA Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the PBVA Common Certificate or PBVA Book-Entry Shares representing such shares.

ARTICLE 3

Articles of Incorporation and Bylaws of CFFI

The Articles of Incorporation of CFFI as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.  The Bylaws of CFFI as in effect immediately prior to the Effective Time shall be the Bylaws of CFFI at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of CFFI and PBVA to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF SUPPORT AND NON-COMPETITION AGREEMENT

This Agreement, made as of this 13th day of August, 2019, between C&F Financial Corporation, a Virginia corporation (“CFFI”), and the shareholder of Peoples Bankshares, Incorporated, a Virginia corporation (“PBVA”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of PBVA (the “Shareholder”).

WHEREAS, CFFI and PBVA have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of PBVA Common Stock will be exchanged for a combination of shares of CFFI Common Stock and cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of PBVA Common Stock as set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, as a material inducement for CFFI to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.         Representations and Warranties of Shareholder.

The Shareholder represents and warrants to CFFI as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2.         Support of Shareholder; Covenants of Shareholder.

(a)        The Shareholder agrees that he/she shall cause the Covered Shares to be present at the PBVA Shareholders Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(f) herein, unless CFFI is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

(b)        The Shareholder agrees that until the termination of this Agreement as provided in Section 2(f ) herein, that he/she shall not, without the prior written consent of CFFI, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)        The Shareholder agrees that he/she will not make any statement, written or oral, to the effect that he/she does not support the Merger or that other shareholders of PBVA should not support the Merger.

(d)        The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of PBVA Common Stock, or any officer, employee or director of PBVA to, solicit from any third party any inquiries or proposals relating to the disposition of PBVA’s business or assets or the acquisition of PBVA’s voting securities, or the merger of PBVA with any person other than CFFI or any subsidiary of CFFI, or except as provided in Section 5.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e)        The Shareholder agrees that he/she shall not, without the prior written consent of CFFI, directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of PBVA Common Stock prior to the Effective Time of the Merger.

(f)        The obligations and covenants of Shareholder contained in Section 2 of this Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3.         Additional Shares, Options and Warrants.

Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of PBVA Common Stock which the Shareholder currently has the sole right and power to vote and dispose of, or to direct the voting or disposition of, and all such shares of PBVA Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and dispose of, or to direct the voting or disposition of, such shares.

4.         Non-Competition and Non-Solicitation.1

(a)        From and after the Effective Time until the date which is 12 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

(i)         serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35-mile radius of any office or branch of CFFI, C&F Bank, PBVA, Peoples Community Bank, or any subsidiary or affiliate thereof, at the date hereof or the Effective Time (the “Covered Area”); or

(ii)        serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by CFFI, C&F Bank, PBVA, Peoples Community Bank, or any subsidiary or affiliate thereof; or

(iii)       solicit to employ or engage the services of any of the officers or employees of CFFI or C&F Bank (including former employees of PBVA) (other than such officers or employees who have been terminated by CFFI, C&F Bank, PBVA or Peoples Community Bank prior to such solicitation or engagement by the Shareholder), or initiate or maintain contact with any officer, director or employee of CFFI or C&F Bank (including former employees of PBVA) regarding the business, operations, prospects or finances of CFFI or C&F Bank, except for conversations with employees of CFFI or C&F Bank that are necessary to conduct routine banking business or transactions; or

(iv)        solicit customers of CFFI or C&F Bank or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by CFFI or C&F Bank or any subsidiary or affiliate thereof.

(b)        The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of CFFI or C&F Bank.

(c)        In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

5.         Governing Law.

This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

1    The provisions of Section 4 shall be omitted from the support agreement signed by any employee director of PBVA and replaced with “[Reserved].”

6.         Assignment; Successors.

This Agreement may not be assigned by the Shareholder without the prior written consent of CFFI. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7.         Scope of Agreement.

The parties hereto acknowledge and agree that this Agreement shall not confer upon CFFI any right or ability to acquire the shares of PBVA Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of PBVA.

8.         Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9.         Subject Matter; Remedies.

The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

10.       Amendment, Waiver.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.      Defined Terms.

Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

12.       Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

C&F FINANCIAL CORPORATION

By: ____________________________
Name:
Title:

SHAREHOLDER

______________________________________
Print Name: ____________________________

Covered Shares: ________________

Options or Warrants held by Shareholder: 0 _______

[Signature Page to Support and Non-Competition Agreement]